Exhibit 99.1

HERITAGE COMMERCE CORP ANNOUNCES THE COMPLETION OF ITS MERGER WITH TRI-VALLEY BANK

San Jose, California. — April 9, 2018. Heritage Commerce Corp (NASDAQ: HTBK, “Heritage”) today announced that today it completed its previously announced merger of its wholly-owned bank subsidiary Heritage Bank of Commerce with Tri-Valley Bank (“Tri-Valley”) effective as of the close of business on April 6, 2018. The merger, which was first announced on December 20, 2017, was concluded following receipt of approval from Tri-Valley shareholders and all required regulatory approvals. Tri-Valley was a full-service California state-chartered commercial bank with branches in San Ramon and Livermore, California and served businesses and individuals primarily in the counties of Contra Costa and Alameda in Northern California.  As of March 31, 2018, Tri-Valley had $150.3 million in assets, $131.4 million in deposits, and $125.2 million in net loans.

Walter T. Kaczmarek, President and Chief Executive Officer of Heritage commented, “We are pleased to announce the completion of our merger with Tri-Valley.  We are excited about enhancing our franchise footprint and intend to broaden customer relationships in the area through our enhanced product offerings.”

Under the terms of the merger agreement, Tri-Valley shareholders received a fixed exchange ratio of 0.0489 of a share of Heritage common stock in exchange for each share of Tri-Valley common stock. As a result of the merger, Heritage issued approximately 1.9 million shares of Heritage common stock to the former holders of Tri-Valley common, constituting approximately 4.7% of the outstanding shares of Heritage common stock immediately after the merger. Immediately prior to the closing, Tri-Valley option holders and an outstanding warrant were cashed out in accordance with the terms of the Merger Agreement.

Arnold Grisham, Chairman and Chief Executive Officer of Tri-Valley stated, “The Tri-Valley and Heritage combination presents an exciting strategic opportunity for our stakeholders. Our teams are working well together to provide for a smooth transition.”

MJC Partners, LLC, was the financial advisor to Heritage in the transaction. Buchalter, a professional corporation, Los Angeles, California, was legal counsel to Heritage. FIG Partners acted as financial advisor to Tri-Valley.  Sheppard Mullin Richter & Hampton LLP, San Francisco, California was legal counsel to Tri-Valley.

About Heritage Commerce Corp and Heritage Bank of Commerce

Heritage Commerce Corp, a California corporation organized in 1998, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Heritage provides a wide range of banking services through Heritage Bank of Commerce, a wholly-owned subsidiary. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994. Heritage Bank of Commerce is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners and employees. With the addition of Tri-Valley’s two branch offices, Heritage Bank of Commerce operates through 13 full service branch offices located in the counties of Santa Clara, Alameda, Contra Costa, and San Benito, which are in the southern and eastern regions of the general San Francisco Bay Area of California. Heritage has applied to close the San Ramon office in the third quarter of 2018. Heritage Bank of Commerce’s market includes the headquarters of a number of technology based companies in the region commonly known as “Silicon Valley.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking information about Heritage and is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact are forward-looking statements.  Such statements involve inherent risks, uncertainties, and contingencies, many of which are difficult to predict and are generally beyond the control of Heritage.  Heritage cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  In addition to factors previously disclosed in reports filed by Heritage with the SEC, risks and uncertainties for the combined institution include, but are not limited to:  lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the provision for credit losses and allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the ability to successfully integrate, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time-frames or at all; the possibility that personnel changes/retention will not proceed as planned; the possibility that a change in the interest rate environment may reduce net interest margins; higher than anticipated operating expenses; the effectiveness of our risk management framework, asset/liability re-pricing risks and liquidity risks; the costs and effects of legal, compliance, and regulatory actions, changes and developments, including the impact of adverse judgments or settlements in litigation, the initiation and resolution of regulatory or other governmental inquiries or investigations, changes in law or regulations, including tax laws, the results of regulatory examinations or reviews; general economic conditions, either nationally or in the market areas in which Heritage operates or anticipates doing business, are less favorable than expected; and other risk factors described in documents filed by Heritage with the SEC.

CONTACT:

Heritage Commerce Corp

Deborah Reuter

Executive Vice President and Investor Relations

(408) 494-4542